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                      November 28, 2022

       Kevin Charlton
       Chief Executive Officer
       NewHold Investment Corp. II
       12141 Wickchester Lane, Suite 325
       Houston, TX 77079

                                                        Re: NewHold Investment
Corp. II
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed November 18,
2022
                                                            File No. 001-40944

       Dear Kevin Charlton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Giovanni Caruso, Esq.